Exhibit 99.1

Investors and Media: Jonathan S. Lock and Ryan L. Rendino: 630-824-1907

SUNCOKE ENERGY, INC. ELECTS MICHAEL G. RIPPEY

AS CHIEF EXECUTIVE OFFICER AND PRESIDENT;

FREDERICK A. HENDERSON TO RETIRE

LISLE, Ill. (November 10, 2017)—SunCoke Energy, Inc. (NYSE: SXC) announced today that, after seven years, Frederick A. Henderson has decided to retire as SunCoke’s Chairman, Chief Executive Officer and President, and SunCoke’s board of directors has elected Michael G. Rippey as Chief Executive Officer and President, effective December 1, 2017. Mr. Rippey also has been elected a member of SunCoke’s board of directors, effective December 1, 2017. In addition, Mr. Rippey will serve as Chairman, CEO and President of the general partner of SunCoke Energy Partners, L.P. (NYSE: SXCP), SunCoke’s master limited partnership subsidiary. In connection with these changes, Mr. Henderson has agreed to serve as SunCoke’s Executive Chairman until December 31, 2017, and Mr. John W. Rowe, currently SunCoke’s Lead Director and Governance Committee Chair, will serve as the non-Executive Chairman of the Board, beginning on January 1, 2018.

“It has been a privilege to serve as SunCoke’s President, CEO and Chairman, leading the company through the IPO and then working collaboratively with the employees, the senior executive team and the board of directors to build sustainable profitability in SunCoke’s core coke production business and diversify its revenue and customer base into a profitable logistics business, while judiciously using its cash flow for the benefit of shareholders,” said Mr. Henderson.

Commenting upon Mr. Henderson’s decision to retire, Mr. Rowe stated, “We thank Fritz for his outstanding service and contributions to SunCoke during his tenure, and we wish him and his family the best. His energy, vision and strategic leadership have been of immense benefit both to our employees and our stockholders. He has our enduring admiration and respect. While we are sorry to see Fritz leave the company, we are nonetheless excited about our new leadership at SunCoke. Mike is exceptionally talented and, under his leadership, we look forward to continuing to improve operational efficiencies at our existing businesses.”

A financially astute leader and veteran steel industry executive, Mr. Rippey, 60, has overseen operations of some of the largest and most capital intensive assets in the world. He joins SunCoke most recently from Nippon Steel & Sumitomo Metal Corporation (a leading global steelmaker), where, since 2015, he has served as Senior Advisor. From 2014 to 2015, he served as Chairman of the Board of ArcelorMittal USA (a major domestic steel manufacturer), and from August 2006 through October 2014, he was ArcelorMittal USA’s President and Chief Executive Officer. Prior to that, he successfully rose through progressively responsible financial, commercial and administrative leadership roles at ArcelorMittal USA and its predecessor companies.

Mr. Rippey is an accomplished senior executive with a wealth of finance, sales, operations and management experience in the metals industry. He has successfully dealt with dynamic and challenging business environments and, as a past executive officer and Chairman of ArcelorMittal USA, he has an intimate knowledge and understanding of the challenges and opportunities facing SunCoke as it continues to serve the steel industry.

Mr. Rippey earned a Bachelor of Science in Marketing from Indiana University, Bloomington, IN, a Master of Science in Banking and Finance from Loyola University, Chicago, IL, and a Master of Business Administration from The University of Chicago. Mr. Rippey currently serves on the Board of Directors of Olympic Steel, Inc., a $1.1 billion steel service center headquartered in Ohio, where he is a member of the Nominating Committee, the Compensation Committee and the Audit and Compliance Committee.

“Mike’s reputation for strategic and tactical direction, managing a major manufacturing enterprise, speaks for itself. He has proven to be a successful leader with a strong execution orientation. In addition, he has a keen understanding of the steel industry and how SunCoke can best serve its customers,” said Mr. Henderson. “With his qualifications and clear record of accomplishment, Mike is ideally suited to position SunCoke for future success.”

Speaking on behalf of SunCoke’s board of directors, Mr. Rowe said, “The Board has engaged in a successful succession process as it sought to find a CEO with excellent credentials and experience to succeed Fritz Henderson. We are confident that Mike has the qualifications, record of performance, and strategic perspective to champion the growth of SunCoke’s businesses and contribute to SunCoke’s success from the start. We are very pleased that he is joining the company.”

Commenting on his new appointment, Mr. Rippey said, “SunCoke is a great company with industry-leading cokemaking technology and a promising portfolio of strategically located logistics assets. This is an exciting opportunity. I am eager to join the leadership team of a company with such an attractive value proposition and such dedicated employees.”

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) and its sponsored master limited partnership subsidiary, SunCoke Energy Partners, L.P. (NYSE: SXCP), supply high-quality coke used in the blast furnace production of steel, under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. We have more than 50 years of cokemaking experience serving the integrated steel industry. Through SXCP, we provide export and domestic coal handling services to the coke, coal, steel and power industries. Our coal handling terminals have the collective capacity to blend and transload more than 35 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

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